UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2009

PATHFINDER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Commission File Number: 000-23601

Federal	16-1540137
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

214 West First Street, Oswego, NY 13126
(Address of Principal Executive Office) (Zip Code)

(315) 343-0057
(Issuer's Telephone Number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4c under the Exchange Act (17 CFR 240.13e-4c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition

On August 6, 2009, Pathfinder Bancorp, Inc. issued a press release disclosing second quarter financial results.  A copy of the press release is included as Exhibit 99.1 to this report.

The information in Item 2.02 to this Form 8-K and Exhibit 99.1 in accordance with general instruction B.2 of Form 8-K, is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, not shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except shall be expressly set forth by specific in such filing.

Item 9.01 Financial Statements and Results

Exhibit 99.1. Press Release dated August 6, 2009 reporting financial results for the fiscal quarter ending June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PATHFINDER BANCORP, INC.

Date: August 6, 2009	By: /s/ Thomas W. Schneider
Thomas W. Schneider
President and Chief Executive Officer

Exhibit No.                      Description

Ex-99.1                                2nd Quarter 2009 Earnings Release

Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Second Quarter Earnings

Oswego, New York, August 6, 2009………… Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $31,000, or $0.01 per diluted share, for the three months ended June 30, 2009 as compared to $300,000, or $0.12 per diluted share for the same period in 2008.  For the six months ended June 30, 2009, the Company reported net income of $610,000, or $0.25 per share, compared to $632,000, or $0.25 per share, for the same period in 2008.

“Second quarter earnings were adversely impacted by a number of unusual items”, according to Tom Schneider, President and CEO.  “Among those items are a $298,000 charge to reflect the sale on July 13, 2009 of a bond holding in the CIT Group,  $165,000 to accrue for a special assessment levied by the FDIC on all insured depositories to re-capitalize the deposit insurance fund, and a $58,000 charge to tax expense to increase a valuation reserve against deferred tax assets”, Schneider continued.  “In addition to these items, the Company has also increased its allowance for loan losses to reflect heightened portfolio risks resulting from the prolonged economic downturn.”

“On a year-to-date basis, these items have partially negated a 10% increase in net interest income”, Schneider stated.  “Year-to-date earnings per share of $0.25 are equivalent to the same period in 2008.”

Net interest income for the quarter ended June 30, 2009, increased 9% when compared to the same period during 2008.  The increase in net interest income was the result of a decrease in interest expense of $304,000, or 16%, partially offset by a decrease in interest income of $65,000.  Net interest rate spread increased to 3.24% for the second quarter of 2009, from 3.20% for the same period in 2008.  Average interest-earning assets increased 5% to $328 million for the quarter ended June 30, 2009, as compared to $313 million for the same quarter in 2008.  The yield on interest-earning assets decreased 48 basis points to 5.32% compared to 5.80% for the same period in 2008.  The increase in average earning assets is primarily attributable to a $22.8 million increase in the average balance of the loan portfolio and a $1.8 million increase in the average balance of interest-earning deposits, offset by a decrease in the average balance of the investment securities portfolio of $9.7 million.  Average interest-bearing liabilities increased $13.7 million and the associated cost of funds decreased 52 basis points to 2.08% from 2.60% for the same period in 2008.  The increase in average interest-bearing liabilities resulted from a $15.7 million increase in deposits, offset by a $2.1 million decrease in the average balance of borrowed funds.

Provision for loan losses for the quarter ended June 30, 2009 increased to $272,000 from $135,000 for the same period in 2008. The increased provision is reflective of a growing loan portfolio and one more heavily weighted to commercial term and commercial real estate, which have higher inherent risk characteristics than a consumer real estate portfolio, as well as a general weakening in economic conditions.  The Company's ratio of allowance for loan losses to period end loans increased to 1.11% at June 30, 2009 as compared to 0.99% at December 31, 2008.  Nonperforming loans to period end loans increased to 1.03% at June 30, 2009, from 0.93% at December 31, 2008.  Management believes the financial strength of the individual borrowers, combined with the related value of any underlying collateral, will not result in any recorded loss beyond currently established reserves.

Non-interest income, exclusive of net losses from other than temporary impairment charges and the sale of securities, loans and foreclosed real estate, increased to $658,000 for the quarter ended June 30, 2009 compared to $653,000 for the same quarter in the prior year. The increase in non-interest income is primarily attributable to an increase in service charges on deposit accounts and increased debit card interchange fees.

Net losses on securities, loans and foreclosed real estate decreased $29,000 or 8.5%, for the quarter ended June 30, 2009 compared to the same quarter in 2008.  Net securities losses decreased $44,000 or 13%, when compared to the same period in the prior year.  The decrease in net securities losses is the result of recording an other-than-temporary impairment charge of $298,000 related to the Company’s holding in the CIT Group security for the quarter ended June 30, 2009, compared to the recording of a $342,000 other-than-temporary charge relating to the Company’s holdings in the AMF Ultra Short Mortgage Fund (the “fund”) for the same quarter in the prior year.  As current concerns grew relating to CIT Group Inc’s ability to meet its current short term obligations, combined with the belief that other government programs were not going to be made available to CIT, Company management concluded that the liquidation of its current holding at a loss was prudent.

Non-interest expenses increased $395,000, or 16.3%, when compared to the same period in the prior year. A $241,000, or 76.8%, increase in other expenses was primarily due to an increase in FDIC assessments. Regular assessments on deposits increased by $40,000, and a special assessment of 5 basis points, based on assets held June 30, 2009, has been accrued for as required by FDIC.  An increase in salaries and employee benefits of $135,000 was primarily due to an increase in pension plan expense due to the plan asset performance in the prior year.  Professional and other services increased $39,000, which is primarily due to expenses incurred in connection with the Bank’s 150th anniversary celebration.

Government Sponsored Programs

The board of directors and management are analyzing the potential merits of participating in the Capital Purchase Program (CPP) of the Treasury Department’s Troubled Asset Relief Program (TARP).  It is the general view of the board and management that in the present national economic risk environment, enhancing the Company’s capital ratios is both prudent, given the current climate, and potentially opportunistic as we move into the next business cycle.  Additionally, any increase to capital will continue to support the Company’s lending activities to individuals, families, and businesses in our community.  In November, Pathfinder Bancorp, MHC the mutual holding company parent of Pathfinder Bancorp, Inc filed its original application requesting Capital Purchase Program funds under the Treasury’s Troubled Asset Relief Program.  Management has received preliminary verbal approval of its CPP application and is awaiting the finalization of the associated legal documents pertaining to companies operating in the mutual holding company structure.

The Company is participating in the FDIC’s Temporary Liquidity Guarantee Program, including the transaction account guarantee program, which insures all non-interest bearing transaction accounts regardless of dollar amount.

About Pathfinder Bancorp, Inc

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has seven full service offices located in its market area consisting of Oswego County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the six months
	ended June 30,		ended June 30,
	(Unaudited)		(Unaudited)
	2009	2008	2009	2008

Condensed Income Statement
Interest and dividend income	$4,441	$4,506	$8,871	$9,006
Interest expense	1,565	1,869	3,282	3,957
Net interest income	2,876	2,637	5,589	5,049
Provision for loan losses	272	135	407	280
Net interest income after provision for loan losses	2,604	2,502	5,182	4,769
Noninterest income excluding net losses on securities, loans
and foreclosed real estate	658	653	1,289	1,351
Net losses on securities,
loans and foreclosed real estate	(313)	(342)	(145)	(336)
Noninterest expense	2,816	2,421	5,389	4,946
Income before taxes	133	392	937	838
Provision for income taxes	102	92	327	206
Net Income	$31	$300	$610	$632

Key Earnings Ratios
Return on average assets	0.03%	0.35%	0.34%	0.38%
Return on average equity	0.61%	5.41%	6.08%	5.68%
Net interest margin (tax equivalent)	3.41%	3.41%	3.41%	3.31%

Share and Per Share Data
Basic weighted average shares outstanding	2,484,832	2,483,732	2,484,832	2,483,732
Basic earnings per share	0.0125	0.1200	0.2455	0.2500
Diluted earnings per share	0.0125	0.1200	0.2461	0.2500
Cash dividends per share	0.0300	0.1025	0.0600	0.2050
Book value per share		-	8.09	8.51

	June 30,	Dec. 31,	June 30,
	2009	2008	2008
Selected Balance Sheet Data
Assets	$347,224	$352,760	$346,304
Earning assets	320,622	324,872	314,770
Total loans	250,187	249,872	232,951
Deposits	280,906	269,438	266,829
Borrowed Funds	36,400	51,975	48,370
Loan Loss Reserves	2,772	2,472	1,987
Trust Preferred Debt	5,155	5,155	5,155
Shareholders' equity	20,114	19,495	21,147

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.09%	0.02%	0.00%
Allowance for loan losses to period end loans	1.11%	0.99%	0.85%
Allowance for loan losses to nonperforming loans	107.48%	106.41%	68.40%
Nonperforming loans to period end loans	1.03%	0.93%	1.25%
Nonperforming assets to total assets	0.82%	0.75%	1.03%